UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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THE NEW GERMANY FUND, INC.
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The New Germany Fund, Inc. This solicitation is made on behalf of The New Germany Fund, Inc. and may be used by the Fund's directors and officers in communicating with stockholders. Stockholders are advised to read the Preliminary Proxy Statement and the Definitive Proxy Statement, when it becomes available, and any other relevant documents that the Fund will file with the SEC because they will contain important information. Stockholders and other interested parties may obtain, free of charge, copies of the Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and other related documents filed by the Fund at the SEC's website (http:/www.sec.gov). The Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and other related documents filed with the SEC may also be obtained by a stockholder from the Fund free of charge. Such requests should be directed by mail to The New Germany Fund, Inc., c/o Deutsche Asset Management, 345 Park Avenue, NYC20-2799, New York, New York 10154 or by telephone to 1-800-437-6269

Contents Overview Qualified Slate of Directors Corporate Governance Short-Term vs. Long-Term Interests The Fund

Overview

1. Overview - The Fund Investment Objective: The New Germany Fund, Inc. seeks long-term capital appreciation primarily through investment in the Mittelstand – an important group of small- and mid-cap German companies. The Fund invests primarily in middle market German companies and may invest up to 20% elsewhere in Western Europe. Total Net Assets: $447 million (as of March 31, 2007) Shares Outstanding: 24,804,698 NYSE Symbol: GF Expense Ratio: 1.30% Cusip: 644465106 Performance: The Fund has outperform its benchmark and has returned 183% to shareholders over the last five years (based on cumulative NAV return). The Fund has outperformed its benchmark over the long term. One contributing factor has been the closed-end structure which allows the manager to stay fully invested at all times and not be subject to inflows and outflows depending on market conditions.

Overview – The Issues: Proposal 1: To re-elect four (4) Directors, each to serve for a term of three years and until their successors are elected and qualify. All incumbent nominees satisfy the Fund’s director qualification bylaw, which requires relevant experience and country knowledge about Germany, where the Fund Invests. The interests of the Fund and the stockholders are best served when its Directors have experience in matters relevant to the Fund’s investment business and can add value to the Fund. The incumbent nominees hold an average of 5,840 shares of New Germany stock

Overview – The Issues: Proposal 3: Shareholder proposal that the Fund should promptly conduct a self-tender offer for 30% of its shares at 96% of net asset value. Conducting a tender offer for 30% of outstanding shares would decrease assets by at least 30%. A large reduction in assets would lead to a rise in the Fund’s expense ratio and a decrease in the Fund’s net income, because the expenses of the Fund would be spread over a smaller number of shares. In addition, the cost of any tender offer would be borne by all shareholders, particularly those who view the Fund as a long-term investment and do not tender. The Board has consistently monitored the Funds discount and has taken action The Board authorized a cash tender offer for up to 10% of the Fund’s outstanding shares at a price of 95% of net asset value if the discount from average daily net asset value of the volume-weighted average daily market price of Fund shares was greater than 10% for the six-month period July 1, 2006 through December 31, 2006. The discount was less than 10% during the period and the tender offer was not triggered. The Board of Directors has for a number of years conducted a share repurchase program to purchase shares at a discount to NAV, which increases NAV per share. This repurchase program continues, along with efforts to increase market awareness of your Fund. The Board believes that these actions benefit the Fund’s shareholders and should have a positive long-term impact on the Fund’s performance. The share repurchase program is also less expensive to the Fund and its holders than the proposed tender and has the added benefit of providing market demand for the Fund’s shares. The discount in the Fund has consistently been narrowing year after year. The Fund’s average discount in 2006 was 9.3%, the lowest average yearly discount since the Fund’s inception. The Fund’s discount averaged 8.2% for the first quarter of 2007.

New Germany Fund Proposes Qualified Slate of Directors

 2. GF Proposes Qualified Slate: Current Director Candidates The four nominated directors are better qualified than the dissident nominees. They have extensive experience in German investment and business matters. Board Nominees Mr. Goeltz was for over 8 years the chief financial officer of the large global financial services companies American Express Company and National Westminster Bank Plc. Prior to that, Mr. Goeltz served as a senior financial officer of The Seagram Company Ltd. for more than 15 years. Mr. Goeltz since 2000 has been a consultant and has served on the board of directors of various companies including Aviva plc, the Federal Home Loan Mortgage Corp. and the Warnaco Group Inc., as well as being a Member of the Court of Governors and the Council of the London School of Economics and Political Science. He has been a director of the Fund since its inception in 1990 and currently serves on the Executive Committee, the Nominating Committee and the Special Committee on Shareholder Initiatives. Richard Karl Goeltz Ambassador Burt is currently a senior advisor with Kissinger McLarty Associates, an international strategic advisory firm. He was formerly the Chairman of Diligence, Inc., an international information and risk management firm and, prior to that, Chairman of IEP Advisors, LLP, an information services firm. Ambassador Burt served as the U.S. Ambassador to the Federal Republic of Germany from 1985 to 1989. He has been a director of the Fund since 2004, and serves on the Fund’s Audit and Nominating Committees. Since 2000, he has been a director and a member of the Audit Committee, the Nominating Committee and the Executive Committee of the European Equity Fund, Inc. and Central Europe and Russia Fund, Inc., both of which are part of the Fund’s Complex. Richard R. Burt

 2. GF Proposes Qualified Slate: Current Director Candidates The four nominated directors are better qualified than the dissident nominees. They have extensive experience in German investment and business matters. Board Nominees For over 20 years, Mr. Wadsworth has been the President of his consulting firm, Robert H. Wadsworth Associates, which advises on all aspects of the U.S. regulated funds business. During that time, Mr. Wadsworth has also served in leadership positions for various registered investment companies. He has been a director of the Fund since 1992 and serves on all committees of the Board, including serving as a Chairman of the Valuation Committee of the Fund and as a designated Audit Committee financial expert. Mr. Wadsworth is also a member of the board of directors of the European Equity Fund, Inc. and Central Europe and Russia Fund, Inc., and serves on all committees of both funds. In addition, Mr. Wadsworth is a director or trustee for more than 55 other open-end and close-end investment companies within the DWS Fund Complex. Robert H. Wadsworth Mr. Strenger is a former Managing Director of DWS Investment GmbH, one of the largest German mutual companies, a position he held from 1991 to 1999. Since 1999, he has been a Member of DWS Investment GmbH’s Supervisory Board. Mr. Strenger is the Chairman of the Board of the Fund, and serves in the same capacity for the European Equity Fund, Inc. and Central Europe and Russia Fund, Inc. He serves on the Executive Committee of all three funds. Christian H. Strenger

2. GF Proposes Qualified Slate: Opportunity Partners’ Self-Serving Interests A private investment partnership controlled by Phillip Goldstein, Mr. Goldstein and his affiliates have a history of engaging in proxy contests with closed-end funds This year, Goldstein has filed proxy materials for the Franklin Universal Trust, calling for the fund to open-end or to provide shareholders the opportunity to realize NAV. Shareholders did not approve his proposal. Goldstein intends to submit a proposal to open-end the Neuberger Berman Real Estate Income Fund and to audit the legal expenses incurred by the fund in relation to shareholder lawsuits. Goldstein has also recommended that the Boulder Growth & Income Fund conduct a tender offer for 25% of the fund’s outstanding shares at 95% NAV or merge the fund with the Boulder Total Return Fund. In 2006 he settled a proxy contest with the Seligman Quality Municipal Fund in which the Fund agreed to hold a special meeting of stockholders in early 2007 if more votes were cast in favor to open-end the fund than against. In February 2007 the Fund liquidated. In 2005 he conducted proxy contests with the First Israel Fund, the Zweig Fund, the Zweig Total Return Fund and the Emerging Markets Telecommunications Fund.

Corporate Governance

3. Corporate Governance: Independence of Board The Fund has always had a majority of independent directors (currently over 80%) For over six years none of the directors have been Deutsche Bank employees. Independent directors meet in executive sessions with special counsel to the independent directors at each quarterly meetings of the board Independent audit committee and nominating committee Only one director serves on more than 2 other boards of funds managed by the investment manager Established special committee to oversee shareholder communication Current chairman (Christian Strenger) is a leader of the international corporate governance movement and a member of Private Sector Advisory Group of World Bank-OECD Global Corporate Governance Forum

3. Corporate Governance: Ability to Represent All Stockholders Board nominees will reflect the interests of all stockholders. Directors are obliged by Maryland law to act in the best interests of the Fund as a continuing entity. The dissident directors do not have an open mind. They are publicly committed to dissident proposals, to achieve Goldstein’s own economic goals. The Board’s incumbent nominees provide distinct and ongoing resources for the Fund, especially in view of the markets in which the Fund invests. In February the Massachusetts Division of Securities Filed Charges Against Bulldog Investors (“Opportunity Partners”) and Principal, Phillip Goldstein. Bulldog Investors is being charged with offering unregistered securities for the purpose of selling them in Massachusetts.

3. Corporate Governance: Director Qualification Bylaws Principles of good governance favor having minimum qualifications for directors The Fund Director’s Guidebook (2nd Ed.), published in 2003 by the American Bar Association, specifically endorses “qualification requirements for nominees as directors.” Other commentators are to the same effect Maryland Law (similar to Delaware Law) specifically authorizes bylaws to contain director qualification requirements The Fund’s bylaws have for over seven years required at least 10 years’ experience relevant to the Fund – business, investment, economic or political matters of Germany Geographically-based director qualifications are relevant and sensible for a geographically-oriented fund. Director qualification bylaws are more likely to yield truly independent directors who have the experience to weigh the long and short-term factors, and the clout to implement their decisions. Such bylaws are common among closed-end funds: *Dissolved Aberdeen Australia Equity Fund, Inc. The Asia Pacific Fund, Inc. The Austria Fund, Inc.* The France Growth Fund, Inc.* Global Income Fund, Inc. The Korean Investment Fund, Inc.* The Mexico Fund, Inc. The Southern Africa Fund, Inc.* The Spain Fund, Inc. The Swiss Helvetia Fund, Inc. The Taiwan Fund, Inc. Tortoise Energy Infrastructure Corporation

Short-Term vs. Long-Term Interests

4. Short-Term vs. Long-Term Interests: Excellent Performance (3/31/07) Average Annual Returns The Fund has outperformed its benchmark and has returned 183% to shareholders over the last five years (based on cumulative NAV return). The Fund has outperformed its benchmark over the long term. One contributing factor has been the closed-end structure which allows the manager to stay fully invested at all times and not be subject to inflows and outflows depending on market conditions. Data is as of 3/31/07. Total investment returns reflect changes in net asset value per share during each period and assume that dividends and capital gains distributions, if any, were reinvested. These percentages are not an indication of the performance of a shareholder’s investment in the Fund based on market price. The Fund has changed benchmarks since inception. Slide 19 lists benchmarks. 10.39% 12.41% 13.89% YTD 3.09% 7.54% 9.72% 10 Year 20.90% 23.15% 25.33% 5 Year 28.85% 29.83% 35.27% 3 Year 28.81% 28.15% 28.86% 1 Year German Mid-Cap Index (b) GF(a) NAV GF Market Price

4. Short-Term vs. Long-Term Interests In Proposal 3, the dissidents are seeking that the Fund should promptly conduct a self-tender offer for 30% of its shares at 96% of net asset value. The discount is a function of the NAV and market price, each of which may be influenced by different factors. There is debate whether a closed-end fund discount is the cause of market price movements or is merely the effect. The Board believes the discount is the effect and not the cause of external market price movements. Fund performance has been excellent, returning far more to stockholders than a partial liquidation A cash tender offer might force the sale of portfolio securities in amounts and at times that result in unfavorable prices A cash tender would force the Fund to realize gains for tax purposes that would not otherwise have been realized by the Fund, with unfavorable tax consequences to continuing Stockholders The dissidents have proposed an action be taken at NAV the last three years. This action would have resulted in a one time gain representing, at the maximum, the size of the discount which averaged -12.64% over the time period. Over the last three years the Fund has returned 147% to shareholders (based on market price 3/31/04 to 3/31/07).

4. Short-Term vs. Long-Term Interests: Efforts to Address the Discount Discount has narrowed 12/31/01 Discount -21.73% 12/31/02 Discount -21.63% 12/31/03 Discount -17.89% 12/31/04 Discount -13.89% 12/31/05 Discount - 9.90% 12/31/06 Discount - 9.78% 3/31/07 Discount - 8.59% Program to maintain market awareness Comprehensive website: www.newgermanyfund.com Quarterly Reports emailed out to current and prospective shareholders Quarterly fact sheets Webcast Participation in industry events and conferences Dedicated Toll-free shareholder line: 1-800-GERMANY

The New Germany Fund, Inc.

Important Notes:

Closed end funds, unlike open end funds, are not continuously offered. There is a one time public offering and once issued, shares of closed end funds are sold in the open market through a stock exchange. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the fund's shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its shares will trade at, below or above net asset value.

Past results of the markets as discussed in this presentation are not necessarily indicative of future performance of those markets.

This fund is not diversified and may focus its investments in certain geographical regions, thereby increasing its vulnerability to developments in that region. Investing in foreign securities presents certain unique risks not associated with domestic investments, such as currency fluctuations and political and economic changes and market risks. This may result in greater share price volatility.

Benchmark Info:

New Germany Fund Benchmarks	
From inception to Dec.31, 1993	100% DAX
Jan.1, 1994 to Dec. 31, 1995	100% CDAX
Jan.1, 1996 to Dec. 31, 1999	100% MDAX
Jan.1, 2000 to Aug. 31, 2002	60% MDAX, 40% NEMAX 50
Sept.1, 2002 to Mar. 31, 2003	75% MDAX, 25% NEMAX 50
Apr.1, 2003 to Present	100% MCAPM

New Germany Fund, Inc. 19

Important Notes: 04/07 38413 The past performance of a product or service does not guarantee or predict future performance. The products and services described in this document are not appropriate for everyone, so an interested party must make his or her own independent legal, tax, ac counting and financial evaluation of their merits and risks. The information provided herein is neither financial advice nor a recommendation, offer or solicitation to engage in a financial transaction or purchase of a particular product or service, and D eutsche Bank makes no representation concerning its accuracy, completeness or fairness. We assume no responsibility to advise the recipients of this document with regard to changes in our views. All opinions and estimates herein, including forecast return s, reflect our judgement on the date of this report and are subject to change without notice. Fund shares are not FDIC - insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possibl e loss of principal. DWS Scudder is part of Deutsche Asset Management, which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DW S Trust Company. Copyright © 2007 DWS Scudder Distributors, Inc. The opinions and forecasts expressed are those of the investment team as of 4 /200 7 , and may not actually come to pass. This information is subject to change at any time, based on market and other conditions and should not be construed as a recommendation of any specific security. For Further Information please call Investor Services at 800 - 349 - 4281 Or visit us on the web at www.newgermanyfund.com